EXHIBIT 99.1

Behringer Harvard Frisco Square LP Announces
Confirmation of its Plan of Reorganization

DALLAS, December 14, 2012 — Behringer Harvard announced today that Chief Judge Brenda T. Rhoades of the U.S. Bankruptcy Court for the Eastern District of Texas has confirmed the Plan of Reorganization filed by Behringer Harvard Frisco Square LP, et al, which, upon Chief Judge Rhoades’s order, will allow the property to emerge from Chapter 11 bankruptcy soon. A full discharge of the bankruptcy case is expected by the end of the year.  Behringer Harvard Frisco Square LP is the special purpose entity that holds the company’s interests in Frisco Square, which is the town center for the City of Frisco and home of its city hall, library and heritage center. Behringer Harvard’s interests at Frisco Square include six tracts that are held by indirect subsidiaries of Behringer Harvard Opportunity REIT I, Inc.

The Plan of Reorganization was unanimously approved by both the creditors and equity holders and provides for payments in full to all creditors.  Bank of America and Regions Bank, the lenders for the project, agreed to extend their loans for a period of five years with a two-year extension option, in exchange for an aggregate $16.5 million in payments on the outstanding loan balance.

Behringer Harvard Opportunity REIT I, Inc. is making a significant financial commitment to the Frisco Square project by investing approximately $20 million in additional equity, including the $16.5 million payment on the loans. As a result, Behringer Harvard Opportunity REIT I, Inc. will own 100 percent interest in the property.

“We continue to believe in the strong potential of our holdings at Frisco Square. We’re pleased that this reorganization will provide us with the time and flexibility necessary to complete our value-creation strategies for this exceptional property,” said Mr. Michael O’Hanlon, President and Chief Executive Officer of Behringer Harvard Opportunity REIT I, Inc. “We wish to thank George Purefoy, the City Manager of Frisco, and his staff, as well as the City Council of Frisco and Richard Abernathy, the City of Frisco’s counsel, for the important roles they played in bringing this challenging process to a successful conclusion. We look forward to continuing to work with the City of Frisco to further the growth and success of Frisco Square over the next several years.”  Mr. O’Hanlon noted that the bankruptcy case was filed on June 13, 2012 and the Plan of Reorganization was confirmed exactly six months later.

Located at the intersection of the Dallas North Tollway and Main Street, Frisco Square is adjacent to FC Dallas Stadium, a $65 million multipurpose sports and entertainment venue. The 147-acre master-planned development includes existing retail, multifamily, restaurants, office, hospitality and municipal facilities.

Behringer Harvard Opportunity REIT I, Inc. originally invested in Frisco Square in August 2007 and holds interests in a 48-acre portion that includes the following existing assets: three office/retail buildings with 103,120 square feet of rentable office space and 29,405 square feet of retail space; two multifamily/retail buildings with 114 high-end multifamily units and 39,526 square feet of retail space; and one 12-screen Cinemark theatre with approximately 41,464 square feet of retail space. The 48-acre portion of Frisco Square also includes entitlements for a total of 1.76 million square feet of office space, 438,000 square feet of retail, restaurant, and entertainment space, 760 multifamily units, 200,000 square feet of hospital/medical office space and 200 hotel rooms.

“Our holdings at Frisco Square have continued to perform well in recent months after we replaced the previous operating partner in the first quarter,” Mr. O’Hanlon concluded. “Our multifamily units are 100 percent leased and rents have increased significantly. The office space is now more than 96 percent leased, and we are negotiating another lease that would boost it to approximately 98 percent leased. We also are negotiating possible leases for two popular Dallas-area restaurants.”

About Behringer Harvard

Behringer Harvard creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Opportunity REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the Quarterly Report on Form 10-Q for the quarter ended September 31, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864